Exhibit 8.2


                             [Schiff Hardin & Waite Letterhead]


                                 March 12, 1997


   OSB Financial Corp.
   420 South Koeller
   Oshkosh, Wisconsin  54902

   Gentlemen:

             You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of OSB Financial Corp. ("OSB"), a Wisconsin corporation, with and into FCB Financial Corp. ("FCB"), a Wisconsin corporation.

             In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger between OSB and FCB dated November 13, 1996 (the "Merger Agreement") and the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4, as filed by FCB with the Securities and Exchange Commission on March 12, 1997 (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of OSB and FCB.

             Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement/Prospectus, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement/Prospectus and the Registration Statement and
   (3) the accuracy of (i) the representations made by OSB, which are set forth in the Officers' Certificate delivered to us by OSB, dated the date hereof, and (ii) the representations made by FCB, which are set forth in the Officers' Certificate delivered to us by FCB, dated the date hereof.

             In connection with the Merger, the shareholders of OSB will exchange, in the aggregate, all of the shares of OSB common stock $.01 par value (the "Common Stock") for the right to receive, in the aggregate, shares of FCB common stock, $.01 par value ("FCB Common Stock") and cash in lieu of fractional shares.

             Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

             1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). FCB and OSB will each be a party to a reorganization within the meaning of Code Section 368(b).

             2. No gain or loss will be recognized by FCB or OSB as a result of the Merger.

             3. No gain or loss will be recognized by the shareholders of OSB upon the receipt of FCB Common Stock in exchange for their Common Stock.

             4. The basis of the FCB Common Stock received by an OSB shareholder will be the same as the basis of Common Stock that was exchanged therefor, decreased by the amount of cash received in the Merger, increased by any gain recognized on the exchange.

             5. The holding period of the FCB Common Stock received by an OSB shareholder will include the period during which the Common Stock surrendered in exchange therefore was held by an OSB shareholder provided that the Common Stock surrendered was a capital asset in the hands of the OSB shareholder on the date of the exchange.

             6. Where an OSB shareholder receives cash in lieu of fractional shares in exchange for his Common Stock, such cash will be treated as received by that shareholder as a distribution in redemption of his Common Stock and will be treated as a distribution in full payment in exchange for the stock redeemed as provided in Code Section 302(a). As provided in Code Section 1001, gain or loss will be realized and recognized to such shareholders measured by the difference between the amount received and the adjusted basis of the Common Stock surrendered as determined under Code Section 1011. Provided Code Section 341 (relating to collapsible corporations) is inapplicable and the Common Stock is a capital asset in the hands of such shareholders, the gain or loss, if any, will constitute capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1.

   We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

             Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 and to the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus that constitutes part of the Registration Statement. We also hereby consent to the filing of this opinion with the Office of Thrift Supervision as an exhibit to FCB's Application H-(e)3.

                                      SCHIFF HARDIN & WAITE

                                      By:  /s/ Lawrence H. Jacobson
                                           Lawrence H. Jacobson